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                                                       Exhibit 21


                           SUBSIDIARIES OF THE REGISTRANT

Note: Unless otherwise noted, the Registrant owns 100% of the equity interest in each of the subsidiaries.

Incorporated or organized in Minnesota
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RCC Atlantic, Inc.
RCC Atlantic Long Distance, Inc.
RCC Minnesota, Inc.
RCC Network, Inc.
RCC Paging, Inc.
Wireless Alliance, LLC (Registrant has a 51% interest in this entity) TLA Spectrum, LLC 5
RGI Group, Inc.
Revering Finance Corporation, wholly-owned subsidiary of RGI Group, Inc.

Incorporated in Maine
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MRCC, Inc.
Western Maine Cellular, Inc., wholly-owned subsidiary of MRCC, Inc.